                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


April 23, 2002


Contact:    John Breed
            Director, Media and Government Relations
            (713) 209-8835

               COOPER INDUSTRIES REPORTS FIRST-QUARTER EARNINGS OF
                               52 CENTS PER SHARE

                     COMPANY MAINTAINS OUTLOOK FOR THE YEAR


HOUSTON, TX, April 23, 2002 - Cooper Industries, Inc. (NYSE:CBE) today reported first-quarter earnings of $.52 per share (diluted), compared with $.60 per share for the first quarter of 2001. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, which requires discontinuation of the amortization of goodwill. If goodwill had not been amortized in the first quarter of 2001, comparable earnings would have been $.73 per share. Revenues for the first quarter 2002 were $975 million, compared with $1.10 billion for the same period last year. Operating earnings for the first quarter 2002 were $88.4 million, compared with $111.9 million for the first quarter 2001. Net income for the 2002 first quarter was $48.8 million, compared with $56.4 million in the 2001 first quarter.

         "The first quarter unfolded very much as we had expected," said H. John Riley, Jr., chairman, president and chief executive officer. "We anticipated that the existing softness in the overall economy and in the specific markets we serve would linger well into 2002. However, we continued to exercise good discipline in managing all of our businesses. As a result, despite very difficult market conditions, we were able to modestly exceed our previously stated earnings projection for the quarter.

         "Cash flow performance during the quarter also was noteworthy. We continued our very stringent approach to cash management, focusing only on important revenue growth and cost-control programs. First quarter 2002 free cash flow, before dividends, was $33 million, a $106 million improvement from the first quarter of last year. Our March 31, 2002 debt-to-total-


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COOPER INDUSTRIES                                                         PAGE 2


capitalization ratio was 39.8 percent, despite repurchasing approximately one million shares of Company common stock during the quarter. We remain well positioned to take advantage of any upturn in the economy."

                                 SEGMENT RESULTS

         First quarter 2002 revenues for Cooper's ELECTRICAL PRODUCTS segment were $819.5 million, compared with $910.0 million for the same period in 2001. Operating earnings in this year's first quarter were $91.8 million, compared with $102.6 million for the 2001 first quarter.

         "As expected, all of the Company's Electrical Products businesses experienced lower demand relative to the first quarter of last year," said Riley. "However, when compared to the fourth quarter 2001, overall segment revenues were flat, providing some indication that the steep market declines experienced throughout 2001 may, in fact, be moderating. Additionally, margins in our Electrical Products businesses held up reasonably well, reflecting the effectiveness of previously implemented cost-reduction programs."

         Compared to the fourth quarter of last year, the Company's lighting, circuit protection and European lighting and security businesses reported modest revenue increases. Sales to power delivery markets have held relatively constant over the last six months. However, revenues softened quarter-over-quarter in the Company's other Electrical Products businesses, impacted primarily by diminished demand from the commercial construction sector and volatile oil and gas markets.

         First quarter 2002 revenues in Cooper's TOOLS & HARDWARE segment were $155.5 million, compared with $185.1 million for the first quarter of 2001. Operating earnings for the first quarter 2002 in Tools & Hardware were $5.3 million, compared with $16.9 million for the same period last year. Worldwide demand was very weak during the quarter for tools used in general industrial and electronics markets.

         "The slowdown in the domestic economy, especially in the industrial and electronic sectors where factory utilization rates are hovering near 70 percent, affected sales of both hand and power tools," said Riley. "As planned, we took aggressive actions during the quarter to curtail manufacturing operations in order to reduce inventories and to focus on cash generation. Earnings for the segment reflect the impact of both lower revenues and these actions."


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COOPER INDUSTRIES                                                         PAGE 3

                                     OUTLOOK

         "Cooper's operating results for the first quarter of 2002 mirrored the prevailing weak market conditions," said Riley. "However, we are seeing some encouraging signs that the economy may be on the verge of improvement. While product demand has not yet appreciably increased, we are encouraged that certain key economic indicators appear to be pointing to a recovery. For example, during the past three months, industrial production increased for the first time in almost 18 months and manufacturing employment levels have stabilized after declining throughout 2001. Additionally, construction activity forecasts remain positive, assuming interest rates stay low. Shipments of electronic components and telecommunications equipment also now appear to be stabilizing. While it likely will take some time for all of this to be reflected in the economy, we remain optimistic that these indicators will translate into a much stronger demand for our products in the third and fourth quarters of 2002.

         "At this point, however, we anticipate that the difficult operating environment will continue well into the second quarter," continued Riley. "Consequently, we expect second-quarter earnings to be in the range of $.65 per share.

         "Our outlook for the second half of 2002 is much more positive. We continue to believe that the second half of the year will see a significant strengthening within our markets, particularly if overall construction activity remains strong and industrial production trends upward, as predicted. Our firmly established cost-reduction programs will allow us to realize substantial earnings improvement from this projected pickup in demand. Thus, we are maintaining our annual earnings forecast in the range of $3.00 per share."

         Cooper Industries, with 2001 revenues of $4.2 billion, is a worldwide manufacturer of electrical products, tools and hardware. Additional information about Cooper is available on the Company's World Wide Web site:
www.cooperindustries.com.

         Comparisons of 2002 and 2001 first-quarter results appear on the following pages.


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COOPER INDUSTRIES                                                         PAGE 4

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including, but not limited to: 1) the pace of recovery of the domestic economy; 2) the level of market demand for the Company's products and improvement in electronic and telecommunications sectors; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently underway or to be initiated in the near future; and 4) competitive pressures and future global economic conditions.

         Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

         Cooper also will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company's first quarter financial performance. Those interested in hearing the conference call may listen via telephone by dialing (212) 896-6090, or over the Internet through the Investor Center section of the Company's Internet site. A replay will be available by telephone until 5:00 p.m. EST on April 29, 2002, and over the Internet until May 6, 2002. The telephone number to access the replay is (800) 663-8284 and the access code number is 20496467.


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                       CONSOLIDATED RESULTS OF OPERATIONS


                                                        Quarter Ended March 31,
                                                       -------------------------
                                                          2002           2001
                                                       ----------     ----------
                                                    (in millions where applicable)
Revenues                                               $    975.0     $  1,095.1

Cost of sales                                               701.4          768.9
Selling and administrative expenses                         185.2          199.5
Goodwill amortization                                          --           14.8
                                                       ----------     ----------
Operating earnings                                           88.4          111.9

Interest expense                                             16.9           25.1
                                                       ----------     ----------

       Income Before Income Taxes                            71.5           86.8
Income taxes                                                 22.7           30.4
                                                       ----------     ----------
       Net Income                                      $     48.8     $     56.4
                                                       ==========     ==========

Net Income Per Common Share:
       Basic                                           $      .52     $      .60
                                                       ==========     ==========
       Diluted(1)                                      $      .52     $      .60
                                                       ==========     ==========

Shares Utilized in Computation
   of Income Per Common Share:
         Basic                                         93.9 MILLION   93.8 million
         Diluted                                       94.5 MILLION   94.7 million

                             PERCENTAGE OF REVENUES


                                                     Quarter Ended March 31,
                                                     -----------------------
                                                      2002             2001
                                                     ------           ------
Revenues                                              100.0%           100.0%
Cost of sales                                          71.9%            70.2%
Selling and administrative expenses                    19.0%            18.2%
Operating earnings                                      9.1%            10.2%
Income Before Income Taxes                              7.3%             7.9%
Net Income                                              5.0%             5.2%

(1) On January 1, 2002, Cooper adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142). Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized. Excluding goodwill amortization of $12.3 million, net of tax, diluted income per common share for the quarter ended March 31, 2001 would increase $.13.


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                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

              ADDITIONAL INFORMATION FOR THE QUARTER ENDED MARCH 31

                               SEGMENT INFORMATION

                                                      Quarter Ended March 31,
                                                     -------------------------
                                                      2002              2001
                                                     ------           --------
                                                           (in millions)
Revenues:
   Electrical Products                               $819.5           $  910.0
   Tools & Hardware                                   155.5              185.1
                                                     ------           --------
       Total                                         $975.0           $1,095.1
                                                     ======           ========

Segment Operating Earnings:
   Electrical Products                               $ 91.8           $  102.6
   Tools & Hardware                                     5.3               16.9
                                                     ------           --------
       Total                                           97.1              119.5

General Corporate expense                               8.7                7.6
Interest expense                                       16.9               25.1
                                                     ------           --------
Income Before Income Taxes                           $ 71.5           $   86.8
                                                     ======           ========

                                                      Quarter Ended March 31,
                                                     -------------------------
                                                      2002              2001
                                                     ------           --------
Return on Sales:
   Electrical Products                                 11.2%              11.3%
   Tools & Hardware                                     3.4%               9.1%
       Total Segments                                  10.0%              10.9%

                                       ###

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